                                                    HECO Exhibit 3(i).4
                                                    -------------------


                                State of Hawaii
                  Department of Commerce and Consumer Affairs
                         Business Registration Division
                              1010 Richards Street
                            Honolulu, Hawaii  96813

In the Matter of the Amendment     )
of the Amended Articles of         )
Incorporation                      )
                                   )
       of                          )
                                   )
HAWAIIAN ELECTRIC COMPANY, INC.    )

                             ARTICLES OF AMENDMENT

     The undersigned, duly authorized officers of HAWAIIAN ELECTRIC COMPANY, INC., a Hawaii corporation, hereby certify as follows:

     1.  The name of the corporation is HAWAIIAN ELECTRIC COMPANY, INC.

     2. The written notice to the sole stockholder, including the adopted amendment, as required by Section 415-48.5 of the Hawaii Revised Statutes is attached hereto as Exhibit A.

     3. The total number of shares outstanding is 8,169,478 shares of Common Stock.

     4. The amendment was adopted by written consent of the sole stockholder of the corporation dated April 18, 1990.

     5. The amendment does not provide for any exchange, reclassification, or cancellation of issued shares.

     6.  The amendment does not change the stated capital of the corporation.


[ Stamp:  Received March 24, 1990, 10:12am, Dept. of Commerce &
          Consumer Affairs, State of Hawaii ]


[ Stamp:  I HEREBY CERTIFY that this is a true and correct copy of the original recorded in this office.
   Department of Commerce and Consumer Affairs
   By: /s/ Lauren Namba - Business Registration Assistant
   Date:  June 4, 1990 ]

      We certify under penalties of Section 415-136, Hawaii Revised Statutes, that we have read the above statements and that the same are true and correct.

      WITNESS our hands this 18th day of April, 1990.



/s/ Harwood D. Williamson                 /s/ Molly M. Egged
-------------------------------           -----------------------------
Harwood D. Williamson                     Molly M. Egged
President                                 Secretary

                                   EXHIBIT A
                                   ---------


                        HAWAIIAN ELECTRIC COMPANY, INC.

                           NOTICE TO SOLE STOCKHOLDER


       As required by Section 415-48.5 of the Hawaii Revised Statutes ("Section 415-48.5"), notice is hereby given that the Board of Directors of HAWAIIAN ELECTRIC COMPANY, INC., a Hawaii corporation (the "Corporation") has proposed an amendment to the Amended Articles of Incorporation of the Corporation which would eliminate the personal liability of the directors of the Corporation in certain actions brought by the stockholders or the Corporation. Section 415-48.5 grants Hawaii corporations the power to adopt such amendments. The form of the proposed amendment is enclosed herewith.

       If adopted, the proposed amendment will eliminate the personal liability of directors for monetary damages in actions brought by stockholders or the Corporation for breach of fiduciary duty as a director. Under Section 415-48.5, however, the personal liability of a director will not be eliminated or limited for (i) any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) any act or omission of the director not performed in good faith, or which involves intentional misconduct or knowing violation of law, or which constitutes a willful or reckless disregard of the director's fiduciary duty, (iii) the director's willful or negligent violation of any provision of the Hawaii Business Corporation Act (Chapter 415, Hawaii Revised Statutes) regarding payment of dividends or stock purchase or redemption, or (iv) any transaction from which the director received an improper benefit.

       Under Section 415-48.5, the proposed amendment must be adopted by the affirmative vote of the holders of two-thirds of the shares represented at a stockholders' meeting and having voting power; provided that the vote also constitutes a majority of the shares having voting power.

       The Board of Directors believes that the adoption of the proposed amendment will be an important step in inducing qualified persons to serve on the Corporation's Board of Directors. In the absence of such a provision, it is believed that many qualified persons will decline to serve because of the liability exposure to which directors of publicly-held corporations are subjected.

       If the proposed form of amendment is acceptable, please execute and return to the Secretary of the Corporation the enclosed form of written consent adopting the proposed amendment. If you have any questions on these matters, please contact the President of the Corporation.

                                       Very truly yours,
                                       BOARD OF DIRECTORS

                                                                    Attachment 1


                        RESOLUTION OF BOARD OF DIRECTORS

                                       OF

                        HAWAIIAN ELECTRIC COMPANY, INC.

            Re:   Approving an Amendment to the Amended
                  Articles of Incorporation - Limiting
                  the Liability of Directors

                           Adopted - March 16, 1990
                           -------   --------------


            RESOLVED, that the Board of Directors of HAWAIIAN ELECTRIC COMPANY,

INC. hereby recommends to the sole stockholder of the corporation that, at the

1990 Annual Meeting, the sole stockholder of the corporation authorizes and approves an amendment to the Amended Articles of Incorporation of the Company by

adding thereto a new Article, to be designated "XIII," and to read in its entirety as follows:

                                 "ARTICLE XIII

            The personal liability of directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under Hawaii law, including, without limitation, to the fullest extent permissible under
     Section 415-48.5 of the Hawaii Revised Statutes, as may be amended from time to time. No repeal or amendment of this Article directly or by adoption of an inconsistent provision of these Amended Articles of Incorporation will be effective with respect to the liability of a director for acts or omissions occurring prior to such repeal or amendment."